EXHIBIT 21

SUBSIDIARIES OF THE CORPORATION

The following entities constitute all of the direct or indirect wholly-owned subsidiaries of the Company. The subsidiaries listed below are included in the Company’s audited consolidated financial statements filed with its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Place of
Subsidiary	Incorporation

AMS Technical Systems, Inc.	Delaware

American Management Systems International, Inc.	Delaware

American Management Systems Operations Corporation	Delaware

Budgeting Technology, Inc.	Maryland

eStateGov, Inc.	Delaware

InsideOut Technologies, Inc.	Delaware

Karcher Group Incorporated	Virginia

Proponix, Inc.	Delaware

R.M. Vredenburg & Co.	Virginia

Synergy Consulting, Inc.	Delaware

Vista Concepts, Inc.	Delaware

AMS Australia International Pty Ltd	Australia

AMS Management Systems Australia Pty. Limited	Australia

AMS Management Systems Brasil, LTDA	Brazil

AMS Management Systems Canada Inc.	Canada

AMS Management Systems Deutschland GmbH	Germany

AMS Management Systems Espana, S.A.	Spain

AMS Management Systems Europe, S.A./N.V.	Belgium

AMS Management Systems France S.A.	France

AMS Management Systems Italia S.p.A.	Italy

AMS Management Systems Krakow Sp. z o.o.	Poland

AMS Management Systems Mexico, S.A. de C.V.	Mexico

AMS Management Systems Poland Sp. z o.o.	Poland

AMS Management Systems Portugal, Lda	Portugal

AMS Management Systems (Switzerland) AG	Switzerland

AMS Management Systems U.K. Limited	England

AMSY Management Systems Netherlands B.V.	Netherlands

AMSY Management Systems Hellas E.P.E.	Greece

American Management Systems Norway AS	Norway

Nacar Tecnologias de la Informacion, S.L.	Spain

Nordic Business Management Systems AB	Sweden